As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-34217

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-34217

UNDER

THE SECURITIES ACT OF 1933

FBL Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Iowa	42-1411715
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

5400 University Avenue,

West Des Moines, Iowa 50266

(515) 225-5400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Approximate date of proposed sale to the public: Not applicable. This post-effective amendment deregisters those common shares that remain unsold hereunder as of the effective date hereof.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendments filed by FBL Financial Group, Inc., an Iowa corporation (“FBL” or the “Registrant”), deregisters all shares of the Registrant’s Class A Common Stock, without par value (the “Common Shares”), to the extent any such Common Shares remain unsold or otherwise unissued under the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on August 27, 1997.

Reference is made to the Agreement and Plan of Merger, dated as of January 11, 2021 (as amended pursuant to amendment No. 1 thereto, the “Merger Agreement”), by and among Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”), 5400 Merger Sub, Inc., an Iowa corporation (“Merger Sub”) and the Registrant.

On May 25, 2021, pursuant to the terms of the Merger Agreement, the Registrant completed its previously announced merger, whereby Merger Sub merged with and into the Registrant, the separate corporate existence of Merger Sub ceased and the Registrant continued as the surviving corporation (the “Merger”). In connection with the consummation of the Merger, FBL is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.

Accordingly, pursuant to the undertakings made by FBL contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offerings, FBL hereby amends the Registration Statement by deregistering all Common Shares that remain unsold or unissued under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, FBL certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Des Moines, State of Iowa, on May 27, 2021.

FBL Financial Group, INC.

By:	/s/ Lori K. Geadelmann
Name: Lori K. Geadelmann
Title: General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.